EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 (No. 333-114710 and No. 333-125582) for the registration of an aggregate maximum offering price of $500,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, and Form S-8 (No. 333-118361) pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan) of Cedar Shopping Centers, Inc. and in the related Prospectus of our reports dated October 16, 2006 with respect to (a) the Statement of Revenues and Certain Expenses of Raynham 44 Realty Associates, LP and (b) the Combined Statement of Revenues and Certain Expenses of Trexlertown Plaza Shopping Center and Unit 3A of the Trexlertown Shopping Center Condominium all included in its Current Report on Form 8-K dated August 23, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York October 31, 2006